KIRKPATRICK & LOCKHART LLP
                         1800 MASSACHUSETTS AVENUE, N.W.
                            WASHINGTON, DC 20036-1800

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Robert J. Zutz
(202) 778-9059
zutzrj@kl.com

                                 April 29, 1999


First Investors Multi-State Insured Tax Free Fund
95 Wall Street
New York, New York  10005

Ladies and Gentlemen:

      You have requested our opinion, as counsel to First Investors Multi-State Insured Tax Free Fund (the "Trust"), as to certain matters regarding the issuance of Shares of the Trust. As used in this letter, the term "Shares" means the Class A and Class B shares of beneficial interest of the Arizona Fund, the California Fund, the Colorado Fund, the Connecticut Fund, the Florida Fund, the Georgia Fund, the Maryland Fund, the Massachusetts Fund, the Michigan Fund, the Minnesota Fund, the Missouri Fund, the New Jersey Fund, the North Carolina Fund, the Ohio Fund, the Oregon Fund, the Pennsylvania Fund and the Virginia Fund, each of which is a series of the Trust.

      As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) in the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by unincorporated voluntary associations and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

      Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the Post-Effective Amendment No. 24 to the Trust's Registration Statement on Form N-1A ("PEA"), including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

      We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders

First Investors Multi-State Insured Tax Free Fund
April 29, 1999
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could,  under  certain   circumstances,   be  held  personally  liable  for  the
obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or the Trustees shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither shall the shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of the Trust; and (2) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

      We hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of the PEA.

                                    Very truly yours,

                                    KIRKPATRICK & LOCKHART LLP



                                    By     /s/ Robert J. Zutz
                                      --------------------------------------
                                               Robert J. Zutz